Exhibit 10.1

STOCK OPTION AGREEMENT

(Non-Qualified Stock Option)

Name of Employee:	Keri L. Jones

Date of Grant:	March 12, 2018

Number of Shares:	500,000

Exercise Price Per Share:	$1.03

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made effective after the close of business on the 12th day of March, 2018, between Christopher & Banks Corporation, a Delaware corporation (the “Company”), and Keri L. Jones, the newly elected Chief Executive Officer of the Company (“Employee”), to record the granting of an employment inducement award authorized by the Company’s Board of Directors (the “Board”) pursuant to the New York Stock Exchange Listed Company Manual Rule 303A.08 (the “Board Authorization”).

1.    Grant of Option. In accordance with the Board Authorization, the Company hereby grants to Employee, effective as of the date of grant listed above and subject to the terms and conditions of this Agreement, a non-qualified option to purchase from the Company an aggregate of 500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the purchase price of $1.03 per share (the “Option”), such Option to be exercisable as hereinafter provided.

2.    Expiration Date. This Option shall expire on March 12, 2028, the 10-year anniversary of the date of grant (the “Expiration Date”), unless earlier terminated, in whole or in part, as hereinafter set forth.

3.    Vesting of Option. Subject to Section 8 hereof, this Option shall vest and become exercisable as follows:

Number of Shares to Which Option First Becomes Exercisable	Cumulative Number	Date on Which Becomes Exercisable
13,889	13,889	April 12, 2018
13,889	27,778	May 12, 2018
13,889	41,667	June 12, 2018
13,889	55,556	July 12, 2018
13,889	69,445	August 12, 2018

13,889	83,334	September 12, 2018
13,889	97,223	October 12, 2018
13,889	111,112	November 12, 2018
13,889	125,001	December 12, 2018
13,889	138,890	January 12, 2019
13,889	152,779	February 12, 2019
13,889	166,668	March 12, 2019
13,889	180,557	April 12, 2019
13,889	194,446	May 12, 2019
13,889	208,335	June 12, 2019
13,889	222,224	July 12, 2019
13,889	236,113	August 12, 2019
13,889	250,002	September 12, 2019
13,889	263,891	October 12, 2019
13,889	277,780	November 12, 2019
13,889	291,669	December 12, 2019
13,889	305,558	January 12, 2020
13,889	319,447	February 12, 2020
13,889	333,336	March 12, 2020
13,889	347,225	April 12, 2020
13,889	361,114	May 12, 2020
13,889	375,003	June 12, 2020
13,889	388,892	July 12, 2020
13,889	402,781	August 12, 2020
13,889	416,670	September 12, 2020
13,889	430,559	October 12, 2020
13,889	444,448	November 12, 2020
13,888	458,336	December 12, 2020
13,888	472,224	January 12, 2021
13,888	486,112	February 12, 2021
13,888	500,000	March 12, 2021

This Option may be partially exercised from time-to-time. This Option may not be exercised after the Expiration Date. Notwithstanding the foregoing, this Option shall not be exercisable for a fractional share of Common Stock. Any exercise of this Option shall be made in writing, using such form as is approved by the Company, and duly executed and delivered by Employee (or her legal representative, heir or designee) to the Company, and specifying the number of shares as to which the Option is being exercised.

Notwithstanding the vesting schedule set forth above in this Section 3, in connection with a “Change-in-Control” (as defined below), this option, to the extent it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable upon the consummation of the Change-in-Control (or immediately prior to the consummation of such Change-in-Control, provided that the consummation subsequently occurs).

4.    Payment of Option Exercise Price. On the date of any exercise of this Option, the purchase price of the shares as to which this Option is being exercised shall be due and payable by Employee (or her legal representative, heir or designee) and shall be made (i) in cash or by cash equivalent acceptable to the Compensation Committee of the Board (the “Committee”); (ii) by delivery of shares of Common Stock held by Employee for more than six (6) months (or such other period as the Committee may deem appropriate, for accounting purposes or otherwise), any such shares so delivered to be deemed to have a value per share equal to the Fair Market Value (as such term is defined in Section 9(d)) of the shares on such date; (iii) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price; or (iv) if approved by the Committee, by a combination of the methods described above.

5.    Option Nontransferable. This Option is not transferable otherwise than by will or the laws of descent or distribution and, during Employee’s lifetime, is exercisable only by Employee or her guardian or legal representative.

6.    Rights as a Stockholder. Employee shall have no rights as a stockholder with respect to any of the shares covered by this Option until the date of issuance to Employee of a stock certificate or other evidence of the issuance for such shares, and no adjustment shall be made for any dividends or other rights if the record date of such dividends or other rights is prior to the date such stock certificate or other evidence of the issuance for such shares is issued.

7.    General Restrictions. Employee understands that the shares underlying the Option have not been registered with the Securities and Exchange Commission or listed with the New York Stock Exchange (“NYSE”). The Company will endeavor to list the shares subject to the Option with the NYSE but shall not be obligated to issue shares of Common Stock covered by this Option if counsel to the Company determines that such issuance would violate any law or regulation of any governmental authority or any agreement between the Company and the NYSE or any other national securities exchange upon which the Common Stock is quoted or listed. In connection with any issuance or transfer, the person acquiring the shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company regarding such matters as the Company may deem desirable to assure compliance with all legal requirements. This Option shall be subject to the requirement that if, at any time, the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares subject to this Option on the NYSE, any securities exchange or under any state or federal law, or that the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, this Option or the issue or purchase of shares under this Option, this Option shall be subject to the condition that such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

8.    Termination of Employment.

(a)    This Option shall terminate immediately upon the termination of Employee’s employment by the Company or any subsidiary for Cause.

(b)    If Employee’s employment is terminated by the Company other than for Cause or Employee resigns for Good Reason, on or before the one-year anniversary of the date of grant then an additional 83,334 shares shall vest in that event.

(c)    If Employee’s employment is terminated by Employee for Good Reason or by the Company for any reason other than Cause, Disability or death, this Option may be exercised by Employee or her legal representative, heir or devisee, as appropriate, to the extent vested, for the lesser of (i) ninety (90) days following Employee’s termination date and (ii) until the Expiration Date.

(d)    If Employee’s employment is terminated due to Employee’s Disability or death, this Option may be exercised by Employee or her legal representative, heir or devisee, as appropriate, for the lesser of (i) one year following Employee’s termination date and (ii) until the Expiration Date.

(e)    Notwithstanding anything to the contrary in clauses (b) or (c) of this Section 8, subject to Section 15, the Company may terminate and cancel this Option during the post-termination exercise period referred to in the preceding sentence if the Company’s Board of Directors or the Committee has determined that Employee has, before or after the termination of employment, materially breached the terms of any agreement between Employee and the Company, including any employment, confidentiality, or nonsolicit agreement, violated in a material way any Company policy or engaged in any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company, such determination defined as the “Exercise Termination Determination.”

(f)    This Option (or any portion thereof) which is not exercisable on the date of termination of Employee’s employment shall not be exercisable thereafter.

(g)    Nothing contained in this Section 8 shall be interpreted or have the effect of extending the period during which this Option may be exercised beyond the Expiration Date provided in this Agreement or established by law or regulation. Death of Employee subsequent to her employment termination shall not extend such period.

9.    Definitions.

(a)    “Cause” shall mean as defined in the Employment Agreement effective as of February 1, 2018 between Employee and the Company.

(b)    “Change-in-Control” shall mean as defined in the Employment Agreement effective as of February 1, 2018 between Employee and the Company.

(c)    “Disability” shall mean any physical or mental condition which would qualify Employee for a disability benefit under any long-term disability plan then maintained by the Company or the employing subsidiary.

(d)    “Fair Market Value” with respect to one share of Common Stock as of any date shall mean (i) if the Common Stock is listed on the New York Stock Exchange or any other established stock exchange, the price of one share of Common Stock at the close of the regular trading session of such market or exchange on such date, as reported by The Wall Street Journal or a comparable reporting service, or, if no sale of shares of Common Stock shall have occurred on such date, on the next preceding date on which there was a sale of shares of Common Stock; (ii) if the Common Stock is not so listed on the New York Stock Exchange or any other established stock exchange, the average of the closing “bid” and “asked” prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on such date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding date for which there are such quotes for a share of Common Stock; or (iii) if the Common Stock is not publicly traded as of such date, the per share value of a share of Common Stock, as determined by the Board, or any duly authorized Committee of the Board, in its sole discretion, by applying principles of valuation with respect thereto.

(e)    “Good Reason” shall mean as defined in the Employment Agreement effective as of February 1, 2018 between Employee and the Company.

(f)    “Good Reason Process” shall mean as defined in the Employment Agreement effective as of February 1, 2018 between Employee and the Company.

10.    Adjustment of Shares.

(a)    In the event there is any recapitalization in the form of a stock dividend, distribution, split, subdivision or combination of shares of Common Stock of the Company, resulting in an increase or decrease in the number of shares of Common Stock outstanding, the number of shares of Common Stock covered by this Option and the exercise price per share under this Option shall be increased or decreased proportionately, as the case may be, without change in the aggregate exercise price.

(b)    If, pursuant to any reorganization, sale or exchange of assets, consolidation or merger, outstanding Common Stock of the Company is or would be exchanged for other securities of the Company or of another corporation which is a party to such transaction, or for property, this Option shall apply to the securities or property into which the Common Stock covered hereby would have been changed or for which such Common Stock would have been exchanged had such Common Stock been outstanding at the time.

11.    Income Tax Matters. In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld or collected from Employee. In accordance with such rules as may be adopted by the Committee, Employee may elect to satisfy Employee’s tax withholding obligations arising from the exercise of the Option by (i) delivering cash, a check (bank check, certified check or personal check) or a money order payable to the Company on or before the Option exercise date, (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered upon exercise of the Option having a Fair Market Value equal to the amount of such taxes, (iii) delivering to the Company on or before the Option exercise date shares of Common Stock held by Employee for more than six (6) months (or such other period as the Committee may deem appropriate for accounting purposes or otherwise) having a Fair Market Value equal to the amount of such taxes, or (iv) if approved by the Committee, a combination of the methods described above. If the number of shares of Common Stock to be delivered to Employee is not a whole number, then the number of shares of Common Stock shall be rounded down to the nearest whole number. Employee’s election regarding satisfaction of withholding obligations is to be made on or before the Option exercise date.

12.    Employment Relationship. Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement, or understanding of any kind or nature that the Company or its subsidiaries shall continue to employ Employee, and this Agreement shall not affect in any way the right of the Company or any of its subsidiaries to terminate the employment of Employee. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, any successor corporation or a parent or subsidiary corporation of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and, subject to the provisions of Section 15, its determination shall be final (the “Termination Determination”).

13.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all lawful successors to Employee.

14.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the principles of conflicts of laws.

15.    Mediation. If the Board or the Committee makes an Exercise Termination Determination or a Termination Determination, then the Company shall provide written notice thereof to Employee (the “Termination Notice”). If Employee disagrees with the determination referred to in the Termination Notice, then Employee may request that the Company participate in mediation in an effort to resolve the disagreement. Employee shall make such request by submitting to the Company (Attention: General Counsel) and to JAMS (c/o its Minneapolis office or, if none, its Chicago office) (the “Mediation Facilitator”), within ten (10) calendar days of the date of the Termination Notice, a written request for mediation (the “Mediation Request”). The parties will cooperate with the Mediation Facilitator and with one another in selecting a mediator from the Mediation Facilitator’s panel of neutrals, and in scheduling the mediation proceedings in the Minneapolis, Minnesota area. In the event that the parties are unable to select a mediator within ten (10) calendar days of the date of the Mediation Request, the Mediation Facilitator shall appoint the mediator and the mediation shall be held as soon as practicable thereafter, but no later than twenty-one (21) calendar days after a mediator has been selected or appointed. The Company covenants that it will participate in the mediation in good faith through representation by an appropriate member of its executive management and Employee covenants that she will personally participate in the mediation in good faith. The parties will share equally the costs of the mediation process, including all fees and expenses of the mediator, but shall each be responsible for its or her own expenses of participating in the mediation. In the event the parties are unable to resolve the dispute through mediation, then the Exercise Termination Determination and/or the Termination Determination shall be final and binding.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date first above written.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Luke R. Komarek
Luke R. Komarek

Title:	Senior Vice President & General Counsel

EMPLOYEE

Signed:	/s/ Keri L. Jones
Keri L. Jones